Exhibit (a)(1)(A)

Offer To Purchase

All Outstanding Shares of Common Stock

of

ACCELERON PHARMA INC.

at

$180.00 Per Share, Net in Cash

by

Astros Merger Sub, Inc.,

a wholly owned subsidiary of

MERCK SHARP & DOHME CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON NOVEMBER 10, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Astros Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), at a purchase price of $180.00 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 29, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acceleron, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Acceleron, upon the terms and subject to the conditions set forth in the Merger Agreement, with Acceleron continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Purchaser and Acceleron without a stockholder vote pursuant to the DGCL as soon as practicable following the consummation of the Offer.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned subsidiary of Acceleron and Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time and (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”), and less any applicable tax withholding. As of the Effective Time, all options to purchase Shares granted under an Acceleron equity plan, agreement or arrangement that are outstanding immediately prior to the Effective Time and that have an exercise price per Share that is less than the Offer Price will be cancelled and the holder of each such stock option will be entitled to receive (without interest), in consideration for the cancellation of such stock option, an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the applicable exercise price per Share under such stock option. As of the Effective Time, all Acceleron restricted stock units (“RSUs”) and Acceleron performance stock units

(“PSUs”) that are outstanding immediately prior to the Effective Time will be cancelled and the holder of each RSU and PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to (or deliverable under) such RSU or PSU immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to the PSUs) multiplied by (ii) the Offer Price.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for Shares.

The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer” (collectively, the “Offer Conditions”), including (i) there having been validly tendered and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, that number of Shares that, when added to the Shares then owned beneficially by Parent and Purchaser (together with their wholly owned subsidiaries), would represent at least a majority of the Shares then outstanding as of the consummation of the Offer (the “Minimum Tender Condition”), (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (and any extension thereof, including any agreement between a party and a governmental body agreeing not to consummate the Offer or Merger prior to a certain date entered into in compliance with the Merger Agreement) in respect of the transactions under the Merger Agreement and the receipt of any applicable approval under antitrust laws in Germany and Austria in respect of such transactions (the “Antitrust Condition”), (iii) no order, injunction, decision, directive or decree issued by any governmental body of competent jurisdiction preventing the consummation of the Offer or the Merger will be in effect, and no law, order, injunction, decision, directive or decree will have been enacted, entered, promulgated, or enforced (and still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Offer or the Merger (the “Judgment/Illegality Condition”), and (iv) there shall not be instituted or pending any action by any governmental body seeking any Non-Required Remedy (as defined in Section 11—“The Merger Agreement; Other Agreements—Standard of Efforts”) (the “Non-Required Remedy Condition”). The Offer is not subject to any financing condition.

The Board of Directors of Acceleron (the “Acceleron Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Acceleron and its stockholders; (ii) declared it advisable for Acceleron to enter into the Merger Agreement; (iii) approved the execution and delivery by Acceleron of the Merger Agreement and Acceleron’s performance of its obligations thereunder; (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Acceleron Board unanimously recommends that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser pursuant to the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser before the expiration of the Offer.

Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Neither the Offer nor the Merger has been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833

i

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), the Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Acceleron contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by Acceleron or has been taken from, or is based upon, publicly available documents or records of Acceleron on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, as described in Section 15—“Conditions of the Offer”, including the satisfaction of the Minimum Tender Condition, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Acceleron.

Price Offered Per Share	$180.00, net to the seller in cash, without interest and less any applicable tax withholding.

Scheduled Expiration of Offer	5:00 p.m., Eastern Time, on November 10, 2021, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Astros Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Merck Sharp & Dohme Corp.

Acceleron Board Recommendation	The Acceleron Board unanimously recommends that the holders of Shares tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Astros Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating an acquisition of Acceleron by Parent, is offering to buy all Shares at a price per share of $180.00, net to the seller in cash, without interest and less any applicable tax withholding. Parent is a wholly owned subsidiary of Merck & Co., Inc., a New Jersey corporation (“Merck”), which is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. Merck’s operations are principally managed on a products basis and include two operating segments, which are the pharmaceutical and animal health segments, both of which are reportable segments.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Purchaser” to refer to Astros Merger Sub, Inc. alone, the term “Parent” to refer to Merck Sharp & Dohme Corp. alone and the term “Acceleron” to refer to Acceleron Pharma Inc.

See Section 8—“Certain Information Concerning Parent and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, Acceleron. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Acceleron will become a wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $180.00 per Share, net to the seller in cash, without interest and less any applicable tax withholding. We refer to this amount as the “Offer Price.”

See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18—“Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. Acceleron, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of September 29, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Acceleron, with Acceleron surviving such merger as a subsidiary of Parent if the Offer is completed (such merger, the “Merger”).

See Section 11—“The Merger Agreement; Other Agreements” and Section 15—“Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. Holder (as defined below), you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. In general, if you are a Non-U.S. Holder (as defined below), you will not be subject to U.S. federal income taxation on any gain realized unless you have certain connections to the United States, as described in more detail below.

We recommend that you consult your own tax advisor to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

See Section 5—“Material U.S. Federal Income Tax Consequences.”

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $11.5 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding Acceleron stock options, RSUs and PSUs pursuant to the Merger Agreement. Parent has, or will have, available to it, through a variety of sources, including cash on hand and new debt issuances, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Offer. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.

See Section 9—“Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

through Parent, Purchaser will have sufficient funds available to purchase all Shares validly tendered (and not withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing or funding condition.

See Section 9—“Source and Amount of Funds” and Section 11—“The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there will have been validly tendered and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, that number of Shares that, when added to the Shares then owned beneficially by

Parent and Purchaser (together with their wholly owned subsidiaries), would represent at least a majority of the Shares then outstanding as of the consummation of the Offer.

See Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 5:00 p.m., Eastern Time, on the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means November 10, 2021, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that:

•

if on the scheduled Expiration Date, any of the Offer Conditions (as defined below in Section 15—“Conditions of the Offer”) has not been satisfied or waived by Purchaser if permitted thereunder, then Purchaser will extend the Offer for one or more consecutive increments of up to 10 business days (or such other period of time agreed by Parent and Acceleron) per extension, until such time as such conditions have been satisfied or waived; and

•	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer.

The Merger Agreement provides that Purchaser will not be required to, and may not without Acceleron’s prior written consent, extend the Offer beyond the Outside Date. The “Outside Date” means February 28, 2022, unless otherwise extended to July 15, 2022 pursuant to the terms of the Merger Agreement, as summarized below in Section 11—“The Merger Agreement; Other Agreements—Termination.”

See Section 1—“Terms of the Offer” and Section 11—“The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date.

See Section 1—“Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer,” including, but not limited to:

•	the Minimum Tender Condition;

•	the Antitrust Condition;

•	the Judgment/Illegality Condition; and

•	the Non-Required Remedy Condition.

The Offer is not subject to any financing condition.

See Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

We are not providing for guaranteed delivery procedures. Therefore, Acceleron stockholders must allow sufficient time for the necessary tender procedures to be completed prior to 5:00 p.m., Eastern Time, on the Expiration Date. In addition, for Acceleron stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to 5:00 p.m., Eastern Time, on the Expiration Date. Acceleron stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until 5:00 p.m., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after December 11, 2021, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

See Section 4—“Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of Acceleron?

Yes. The Acceleron Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Acceleron and its stockholders; (ii) declared it advisable for Acceleron to enter into the Merger Agreement; (iii) approved the execution and delivery by Acceleron of the Merger Agreement and Acceleron’s performance of its obligations thereunder; (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Acceleron Board unanimously recommends that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Acceleron Board’s recommendation and approval of the Offer are set forth in Acceleron’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Acceleron continue as a public company?

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Acceleron will be a wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13—“Certain Effects of the Offer.”

Will a meeting of Acceleron’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer many exclude any excluded stock;

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Acceleron’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned subsidiary of Acceleron and Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time and (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted by virtue of the Merger into the right to receive an amount in cash equal to the Offer Price without interest, less any applicable tax withholding.

If the Merger is completed, Acceleron’s stockholders who do not tender their Shares pursuant to the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17—“Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Acceleron’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Acceleron will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11—“The Merger Agreement; Other Agreements” and Section 13—“Certain Effects of the Offer.”

What will happen to my stock options and other equity awards in the Offer?

The Offer is being made only for Shares, and not for outstanding Acceleron stock options or other Acceleron equity awards. Holders of outstanding Acceleron stock options that are outstanding and unvested immediately prior to the Effective Time will receive payment for such stock options following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested Acceleron stock options may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Acceleron equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Acceleron stock option will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

As of the Effective Time, all Acceleron stock options that are outstanding immediately prior to the Effective Time and that have an exercise price per Share that is less than the Offer Price will be cancelled and the holder of each such stock option will be entitled to receive (without interest), in consideration for the cancellation of such stock option, an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the applicable exercise price per Share under such stock option; provided, that, no holder of an Acceleron stock option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price will be entitled to any payment with respect to such cancelled Acceleron stock option.

As of the Effective Time, all Acceleron RSUs and PSUs that are outstanding immediately prior to the Effective Time will be cancelled and the holder of each RSU and PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to (or deliverable under) such RSU or PSU immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to the PSUs) multiplied by (ii) the Offer Price.

See Section 11—“The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On July 15, 2021, the last trading day prior to the date on which Merck contacted Acceleron regarding the potential strategic transaction, the closing sales price of the Shares on Nasdaq was $115.36. On September 14, 2021, the last trading day prior to the date on which the trading price of the Shares was perceived by Acceleron’s financial advisors to be affected by a potential transaction and the date on which Acceleron allowed Parent to proceed with confirmatory due diligence, the closing sales price of the Shares on Nasdaq was $132.19 per Share. On September 29, 2021, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $175.36 per Share. On October 11, 2021, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $174.99 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

See Section 6—“Price Range of Shares; Dividends on the Shares.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17—“Appraisal Rights.”

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free at (877) 800-5195. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Astros Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), at a purchase price of $180.00 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, as they may be amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 29, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acceleron, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Acceleron upon the terms and subject to the conditions set forth in the Merger Agreement, with Acceleron continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). The Merger will be governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and will be effected by Purchaser and Acceleron without a stockholder vote pursuant to the DGCL as soon as practicable following the consummation of the Offer.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned subsidiary of Acceleron and Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time and (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”), and less any applicable tax withholding. As of the Effective Time, all options to purchase Shares granted under an Acceleron equity plan, agreement or arrangement that are outstanding immediately prior to the Effective Time and that have an exercise price per Share that is less than the Offer Price will be cancelled and the holder of each such stock option will be entitled to receive (without interest), in consideration for the cancellation of such stock option, an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the applicable exercise price per Share under such stock option; provided, that, no holder of an Acceleron stock option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price will be entitled to any payment with respect to such cancelled Acceleron stock option. As of the Effective Time, all Acceleron restricted stock units (“RSUs”) and Acceleron performance stock units (“PSUs”) that are outstanding immediately prior to the Effective Time will be cancelled and the holder of each RSU and PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to (or deliverable under) such RSU or PSU immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to the PSUs) multiplied by (ii) the Offer Price.

Under no circumstances will interest be paid on the purchase price for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11—“The Merger Agreement; Other Agreements.”

The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer” (collectively, the “Offer Conditions”), including (i) there having been validly tendered and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, that number of Shares that, when added to the Shares then owned beneficially by Parent and Purchaser (together with their wholly owned subsidiaries), would represent at least a majority of the Shares then outstanding as of the consummation of the Offer (the “Minimum Tender Condition”), (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (and any extension thereof, including any agreement between a party and a governmental body agreeing not to consummate the Offer or Merger prior to a certain date entered into in compliance with the Merger Agreement) in respect of the transactions under the Merger Agreement and the receipt of any applicable approval under antitrust laws in Germany and Austria in respect of such transactions (the “Antitrust Condition”), (iii) no order, injunction, decision, directive or decree issued by any governmental body of competent jurisdiction preventing the consummation of the Offer or the Merger will be in effect, and no law, order, injunction, decision, directive or decree will have been enacted, entered, promulgated, or enforced (and still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Offer or the Merger (the “Judgment/Illegality Condition”), and (iv) there shall not be instituted or pending any action by any governmental body seeking any Non-Required Remedy (as defined in Section 11—“The Merger Agreement; Other Agreements—Standard of Efforts”) (the “Non-Required Remedy Condition”). The Offer is not subject to any financing condition.

Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Acceleron Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Acceleron and its stockholders; (ii) declared it advisable for Acceleron to enter into the Merger Agreement; (iii) approved the execution and delivery by Acceleron of the Merger Agreement and Acceleron’s performance of its obligations thereunder; (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Acceleron Board unanimously recommends that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the Acceleron Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement are set forth in Acceleron’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

Acceleron has advised Parent that at a meeting of the Acceleron Board held on September 29, 2021, (i) Centerview Partners LLC (“Centerview”) rendered to the Acceleron Board its oral opinion, subsequently confirmed in its written opinion dated September 29, 2021, to the effect that, as of the date of Centerview’s written opinion and based upon and subject to the factors and assumptions set forth in Centerview’s written opinion, the $180.00 in cash per Share to be paid to the holders of Shares (other than (a) Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL and (b) Shares held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned of Acceleron and each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time (the shares referred to in clauses (a) and (b), together with any Shares held by any affiliate of Acceleron or Parent, “Excluded Shares”)) pursuant to the Merger Agreement was fair from a financial point of view to such holders and (ii) J.P. Morgan Securities LLC (“J.P. Morgan”) rendered to the Acceleron Board its oral opinion, subsequently confirmed in its written opinion dated September 29, 2021, to the effect that, as of the date of J.P. Morgan’s written opinion and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the $180.00 in cash per Share to be paid to the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Centerview, dated September 29, 2021, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with its opinion and is attached as Annex I to the Schedule 14D-9. The full text of the written opinion of J.P. Morgan, dated September 29, 2021, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in connection with its opinion and is attached as Annex II to the Schedule 14D-9.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the seller in cash, without interest and less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment (referred to herein as the “Acceptance Time”) and, as promptly as practicable after the Expiration Date, pay for all Shares validly tendered prior to 5:00 p.m., Eastern Time, on the Expiration Date and not properly withdrawn as described in Section 4—“Withdrawal Rights.”

The Offer is subject to the Offer Conditions set forth in Section 15—“Conditions of the Offer,” including, but not limited to, the Minimum Tender Condition, the Antitrust Condition, the Judgment/Illegality Condition and the Non-Required Remedy Condition.

Purchaser expressly reserves the right at any time, or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price, except that Acceleron’s prior written consent is required for Purchaser to:

•	decrease the Offer Price or change the form of consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend, modify or waive the Minimum Tender Condition;

•	impose conditions on the Offer in addition to the Offer Conditions;

•	amend or modify the Offer Conditions in a manner adverse to the Acceleron stockholders; or

•	extend the Expiration Date except as required or permitted by the terms of the Merger Agreement as described in Section 11—“The Merger Agreement; Other Agreements—The Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that:

•

if on the scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived by Purchaser if permitted thereunder, then Purchaser will extend the Offer for one or more consecutive increments of up to 10 business days (or such other period of time agreed by Parent and Acceleron) per extension, until such time as such conditions have been satisfied or waived; and

•	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer.

The Merger Agreement provides that Purchaser will not be required to, and may not without Acceleron’s prior written consent, extend the Offer beyond the Outside Date. The “Outside Date” means February 28, 2022, unless otherwise extended to July 15, 2022 pursuant to the terms of the Merger Agreement, as summarized below in Section 11—“The Merger Agreement; Other Agreements—Termination.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if any of the Offer Conditions has not been satisfied at 5:00 p.m., Eastern Time, on the scheduled Expiration Date.

Under certain circumstances described in the Merger Agreement, Parent or Acceleron may terminate the Merger Agreement and the Offer. The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date), unless the Merger Agreement is validly terminated in accordance with the Merger Agreement. If Parent and Purchaser terminate the Offer, or the Merger Agreement is terminated prior to Purchaser’s acquisition of Shares in the Offer, the Depositary will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.

Acceleron has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions set forth in Section 15—“Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after expiration of the Offer. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal and such other documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Acceleron stockholders must allow sufficient time for the necessary tender procedures to be completed prior to 5:00 p.m., Eastern Time, on the Expiration Date. In addition, for Acceleron stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to 5:00 p.m., Eastern Time, on the Expiration Date. Acceleron stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

The method of delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof shall pass, only when they are actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry

Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Acceleron’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Acceleron.

Stock Options and Other Equity Awards. The Offer is being made only for Shares, and not for outstanding Acceleron stock options or other equity awards. Holders of outstanding Acceleron stock options that are outstanding and unvested immediately prior to the Effective Time will receive payment for such stock options following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested Acceleron stock options may participate in the Offer only if they first exercise such stock options in accordance with the terms of the applicable Acceleron equity plan, agreement or arrangement, and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding Acceleron stock option will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

As of the Effective Time, all Acceleron stock options that are outstanding immediately prior to the Effective Time and that have an exercise price per Share that is less than the Offer Price will be cancelled and the holder of each such stock option will be entitled to receive (without interest), in consideration for the cancellation of such stock option, an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the applicable exercise price per Share under such stock option; provided, that, no holder of an Acceleron stock option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price will be entitled to any payment with respect to such cancelled Acceleron stock option.

As of the Effective Time, all Acceleron RSUs and PSUs that are outstanding immediately prior to the Effective Time will be cancelled and the holder of each RSU and PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to (or deliverable under) such RSU or PSU immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to the PSUs) multiplied by (ii) the Offer Price.

Information Reporting and Backup Withholding. Payments made to stockholders of Acceleron in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding must complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S. persons should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any; provided the required information is timely furnished to the IRS.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after December 11, 2021, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, for payment pursuant to the Offer and holders whose Shares are converted into the right to receive cash in the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”), or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to, a holder that is a regulated investment company, real estate investment trust, cooperative, bank or certain other financial institution, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States; a holder that is subject to the alternative minimum tax; a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes, holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, holds or has held, directly, indirectly or constructively by attribution, more than 5 percent of the Shares, holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code, exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock, or is a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership, or another entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This discussion of the material U.S. federal tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If a U.S. Holder acquired Shares by purchasing them, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss only if the U.S. Holder’s holding period for such block of Shares exceeds one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a Medicare tax at a rate of 3.8 percent rate on all or a portion of their net investment income, which may include net gain realized on the exchange of Shares for cash pursuant to the Offer or Merger. A U.S. Holder that is an individual, estate or trust should consult his, her or its tax advisors regarding the applicability of this Medicare tax to any gain realized on the exchange of Shares for cash pursuant to the Offer or Merger.

Tax Consequences to Non-U.S. Holders. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Shares that for U.S. federal income tax purposes, is (1) a nonresident alien individual; (2) a foreign corporation; (3) an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or (4) a trust that does not have in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes and either (a) no U.S. court is able to exercise primary supervision over the trust’s administration or (b) no U.S. person has the authority to control all substantial decisions of that trust.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the exchange of Shares for cash pursuant to the Offer or Merger unless (i) the gain is “effectively connected” with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the Offer or Merger, as applicable, and meets certain other conditions. A Non-U.S. Holder described in clause (i) generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30 percent (or at a lower rate under an applicable income tax treaty) on its “effectively connected” gains. Non-U.S. Holders described in clause (ii) generally will be subject to U.S. federal income tax at a 30 percent rate (or at a lower rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year.

Application of Section 304. Notwithstanding the discussion above, if one or more persons in the aggregate control both Acceleron and Merck before the Merger, then Section 304 of the Code may apply to treat a holder that owns (actually or constructively) Merck stock as deriving dividend income if one of the tests under Section 302 of the Code applies to such holder. “Control” for this purpose generally means actual and constructive ownership of more than 50 percent of the outstanding stock, by vote or by value, aggregating shares of stock held by all holder of Shares and of shares of stock of Merck, regardless of whether such holders are related.

To the knowledge of Acceleron and Merck, it is not the case that one or more persons control Acceleron and Merck for purposes of Section 304 of the Code. Because Acceleron and Merck do not have sufficient information to definitely determine that Section 304 of the Code will not apply to the Offer and Merger, however, and, if it applies, the U.S. federal income tax consequences will depend on each holder’s particular circumstances, holders of Shares that are also holders of shares of stock of Merck are urged to consult their tax advisors regarding the application of Section 304 and Section 302 of the Code to them (including whether it may be desirable to sell their Shares before the Merger and not in the Offer).

Information Reporting and Backup Withholding. Payments made in exchange for Shares pursuant to the Offer or the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24 percent). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. Holder is not subject to backup withholding. Non-U.S. Holders generally will be exempt from backup withholding and information reporting requirements with respect to payments made in exchange for Shares pursuant to the Offer or the Merger if such Non-U.S. Holder furnishes to the applicable withholding agent (i) a valid IRS Form W-8BEN or Form W-8BEN-E on which such Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person or (ii) such other documentation upon which the withholding agent may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, if such holder timely furnishes the required information to the IRS.

6. Price Range of Shares; Dividends on the Shares

The Shares currently trade on Nasdaq under the symbol “XLRN.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq:

	High	Low
Fiscal Year Ending December 31, 2021
Fourth Quarter (through October 11, 2021)	$177.20	$172.27
Third Quarter	$189.99	$113.49
Second Quarter	$142.72	$111.75
First Quarter	$146.15	$112.85
Fiscal Year Ending December 31, 2020
Fourth Quarter	$136.25	$99.98
Third Quarter	$114.87	$85.58
Second Quarter	$110.49	$80.10
First Quarter	$97.56	$50.04
Fiscal Year Ending December 31, 2019
Fourth Quarter	$54.00	$37.60
Third Quarter	$47.37	$39.25
Second Quarter	$48.11	$37.01
First Quarter	$48.57	$38.42

On July 15, 2021, the last trading day prior to the date on which Merck contacted Acceleron regarding the potential strategic transaction, the closing sales price of the Shares on Nasdaq was $115.36. On September 14, 2021, the last trading day prior to the date on which the trading price of the Shares was perceived by Acceleron’s financial advisors to be affected by a potential transaction and the date on which Acceleron allowed Parent to proceed with confirmatory due diligence, the closing sales price of the Shares on Nasdaq was $132.19 per Share. On September 29, 2021, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $175.36 per Share. On October 11, 2021, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $174.99 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.

Acceleron has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7. Certain Information Concerning Acceleron

The summary information set forth below is qualified in its entirety by reference to Acceleron’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Acceleron, whether furnished by Acceleron or contained in such filings, or for any failure by Acceleron to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

General. Acceleron is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and other publicly available information, Acceleron is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat serious and rare diseases, and its research focuses on key natural regulators of cellular growth and repair, particularly the Transforming Growth Factor-Beta protein superfamily.

The address of Acceleron’s principal executive offices and Acceleron’s phone number at its principal executive offices are as set forth below:

Acceleron Pharma Inc.

128 Sidney Street

Cambridge, MA 02139

(617) 649-9200

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Acceleron is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Acceleron’s directors and officers, their compensation, stock options granted to them, the principal holders of Acceleron’s securities, any material interests of such persons in transactions with Acceleron and other matters is required to be disclosed in proxy statements distributed to Acceleron’s stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by Acceleron with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.

8. Certain Information Concerning Parent and Purchaser

Parent is a wholly owned subsidiary of Merck & Co., Inc., a New Jersey corporation (“Merck”), which is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. Merck’s operations are principally managed on a products basis and include two operating segments, which are the pharmaceutical and animal health segments, both of which are reportable segments.

The address of Merck’s principal executive offices and Merck’s phone number at its principal executive offices are as set forth below:

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, New Jersey 07033

(908) 740-4000

The address of Parent’s principal executive offices and Parent’s phone number at its principal executive offices are as set forth below:

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, New Jersey 08889

(908) 423-1000

Purchaser is a Delaware corporation and wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating an acquisition by Parent. Purchaser is a direct wholly owned subsidiary of Parent. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately before the time Purchaser accepts Shares for purchase in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into Acceleron, whereupon the separate corporate existence of Purchaser will cease, and Acceleron will continue as the Surviving Corporation.

The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Astros Merger Sub, Inc.

One Merck Drive

Whitehouse Station, New Jersey 08889

(908) 423-1000

The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser, Parent and Merck and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser, Parent, Merck or, to the best knowledge of Purchaser, Parent and Merck, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Purchaser, Parent, Merck or, to the best knowledge of Purchaser, Parent and Merck, the persons listed in Schedule I hereto or any associate or other majority-owned subsidiary of Purchaser, Parent, Merck or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of Acceleron; (ii) has effected any transaction with respect to the Shares or any other equity securities of Acceleron during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Purchaser, Parent, Merck or, to the best knowledge of Purchaser, Parent or Merck, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Acceleron (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Purchaser, Parent, Merck, their subsidiaries or, to the best knowledge of Purchaser, Parent and Merck, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Acceleron or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Purchaser, Parent, Merck, their subsidiaries or, to the best knowledge of Purchaser, Parent and Merck, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Acceleron or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and the Purchaser with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.

9. Source and Amount of Funds

We estimate that we will need approximately $11.5 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide us with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding Acceleron stock options, RSUs and PSUs pursuant to the Merger Agreement. Parent has, or will have, available to it, through a variety of sources, including cash on hand and new debt issuances, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the transactions contemplated by the Merger Agreement.

Any new debt issuances are expected to be senior unsecured notes of Merck, issued in an underwritten registered public offering and pursuant to the indenture, dated as of January 6, 2010, between Merck and U.S. Bank Trust National Association, as trustee, as supplemented with respect to each series of notes by an officers’ certificate establishing the terms thereof. The indenture is attached as Exhibit 4.1 to Merck’s Current Report on Form 8-K previously filed with the SEC on December 10, 2010 and is incorporated herein by reference. Parent expects that a portion of the net proceeds from such debt issuances will be used to fund Purchaser’s payment obligations in the Offer and the Merger and as contemplated under the Merger Agreement, and has made no plans or arrangements to repay the notes.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

10. Background of the Offer; Past Contacts or Negotiations with Acceleron

Background of the Offer and the Merger

The following is a description of contacts between representatives of Merck and its affiliates and representatives of Acceleron and other persons that resulted in the execution of the Merger Agreement. For a review of Acceleron’s additional activities, please refer to the Schedule 14D-9 that will be filed by Acceleron with the SEC and mailed to stockholders of Acceleron.

From time to time in the ordinary course of business, Merck and Parent evaluate various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Merck’s existing business.

On July 16, 2021, Mr. Sunil Patel, senior vice president and head of corporate development at Merck, contacted Mr. Habib Dable, chief executive officer of Acceleron, via email, asking for a call to discuss opportunities for the two companies to work together. Mr. Dable replied that Acceleron was not seeking to out-license any of its assets at that time and shared the contact information of Acceleron’s senior vice president of business development in the event that Merck was looking to out-license its own pulmonary disease assets. Mr. Patel later reiterated his request for a call directly with Mr. Dable.

On July 19, 2021, Messrs. Patel and Dable along with Dr. Dean Li, executive vice president of Merck and president of Merck Research Laboratories, and Kevin McLaughlin, senior vice president and chief financial officer of Acceleron, participated in a call during which Mr. Patel previewed for Messrs. Dable and McLaughlin the contents of a letter Merck would deliver proposing an acquisition of Acceleron at a price of $160 per Share.

On July 20, 2021, Merck submitted to Acceleron a non-binding indication of interest to acquire all of the outstanding shares of Acceleron for $160 per Share in cash (the “July 20 Proposal”). The July 20 Proposal valued Acceleron’s equity at approximately $10.2 billion in total, and as compared to Acceleron’s closing stock price on July 15, 2021 of $115.36, represented a 39% premium and a total equity value premium of approximately $2.9 billion. The July 20 Proposal was subject to the negotiation of a definitive acquisition agreement and satisfactory completion of due diligence, including several items identified in the indication of interest as critical to Merck’s valuation and willingness to proceed, one of which was a review of an unredacted version of Acceleron’s license and collaboration agreement for sotatercept with Celgene Corporation (the “Celgene License”). The July 20 Proposal did not specify any financing condition and indicated that Merck could be in a position to announce a transaction within two weeks following the commencement of due diligence.

On July 28, 2021, Merck and Acceleron executed a confidentiality agreement, which was limited in application to the unredacted copy of the Celgene License and did not contain a standstill provision. Shortly after execution of the confidentiality agreement, Acceleron shared with Merck an unredacted version of the Celgene License.

On August 5, 2021, Acceleron’s financial advisors provided answers and shared additional information in response to several of Merck’s questions arising from its review.

On August 6, 2021, Mr. Patel from Merck confirmed to Acceleron’s financial advisors that Merck had completed its review of the Celgene License and was satisfied with the results of that review.

On August 9, 2021, following a meeting of the Acceleron Board, Acceleron’s financial advisors contacted Mr. Patel and informed him that Merck’s July 20 Proposal offered insufficient value to Acceleron’s stockholders to justify further engagement by Acceleron.

On August 12, 2021, Merck submitted to Acceleron a revised non-binding indication of interest, which increased the per Share price from $160 per Share to $175 per Share in cash (the “August 12 Proposal”). The revised indication of interest valued Acceleron’s equity at approximately $11.2 billion in total, an increase of $1.0 billion in total from Merck’s previous proposal, and as compared to Acceleron’s closing stock price on July 15, 2021 of $115.36, represented a 51.7% premium and a total equity value premium of approximately $3.9 billion. The August 12 Proposal indicated that Merck’s executive committee had been actively involved in evaluating the potential transaction and continued to be supportive of a transaction, subject to completion of due diligence and approval by Merck’s board of directors.

On August 17, 2021, Acceleron and Merck executed a revised confidentiality agreement, which amended and restated the confidentiality agreement previously entered into by the parties on July 28, 2021 and which contained a standstill provision that would terminate upon the public announcement of the execution of a definitive agreement for a change in control transaction. Thereafter, beginning on August 23, 2021 and continuing through September 7, 2021, members of Merck’s team attended a series of technical presentations and due diligence meetings held by members of Acceleron’s management team, at which representatives from Merck asked questions regarding Acceleron’s business, and members of Acceleron’s management team responded. Acceleron also made available to Merck a virtual data room (the “Data Room”) to facilitate Merck’s technical due diligence investigation.

Following the completion of Merck’s technical due diligence on September 7, 2021, Acceleron’s financial advisors informed Merck that it should submit its “best and final” proposal by September 13, 2021.

On September 13, 2021, Merck submitted its “best and final” proposal to acquire Acceleron for $180 per Share in cash. The proposal valued Acceleron’s equity at approximately $11.5 billion in total, and as compared to Acceleron’s closing stock price on July 15, 2021 of $115.36, represented a 56% premium and a total equity value premium of approximately $4.2 billion to Acceleron’s closing stock price on July 15, 2021. On a call with Mr. Dable in advance of submitting the written proposal, Mr. Robert M. Davis, chief executive officer and president of Merck, noted to Mr. Dable that $180 per Share was Merck’s best and final price. Merck confirmed the proposal in writing the following day.

Beginning on September 14, 2021, and continuing through September 29, 2021, members of Merck’s team participated in a series of confirmatory due diligence meetings held by members of Acceleron’s management team, at which representatives from Merck asked questions regarding Acceleron’s business, and members of Acceleron’s management team responded. Acceleron also expanded Merck’s access to the Data Room to facilitate Merck’s confirmatory due diligence investigation.

On September 14, 2021, Ropes & Gray LLP (“Ropes & Gray”), legal advisor to Acceleron sent to Covington & Burling LLP (“Covington”), legal advisor to Merck, an initial draft of the merger agreement. The draft merger agreement provided for, among other things: (i) a tender offer, followed by a back-end merger if the tender offer is successful; (ii) a “no-shop” provision with a fiduciary out; (iii) Merck’s commitment to take all actions necessary to obtain any approvals required under applicable antitrust laws, including divesting any of Merck’s or its subsidiaries’ assets; (iv) a “company material adverse effect” standard for Merck’s obligation to close the transaction with various exclusions from the events that could constitute a “material adverse effect”; and (v) a termination fee in an amount equal to 2.0% of Acceleron’s enterprise value payable by Acceleron to Merck in the event that Acceleron were to terminate the merger agreement to accept a superior proposal and in certain other circumstances.

On September 18, 2021, Covington sent to Ropes & Gray a proposed revised draft of the Merger Agreement, which, among other things: (i) removed the requirement for Merck to take all actions necessary to obtain any approvals required under applicable antitrust laws, and instead provided that Merck would not be obligated to take certain affirmative actions in respect of obtaining regulatory approvals; (ii) proposed a termination fee in an amount equal to 3.5% of equity value; and (iii) limited the proposed exclusions from the definition of “company material adverse effect.” Also on September 18, 2021, Ropes & Gray sent to Covington an initial draft of the disclosure letter that would accompany a merger agreement.

Between September 18, 2021 and September 29, 2021, Ropes & Gray and Covington, on behalf of and with the involvement of their respective clients, further negotiated the terms of the Merger Agreement and the contents of the corresponding disclosure letter.

On September 24, 2021, Bloomberg published an article reporting that Acceleron was in discussions to be acquired for $180 per Share, representing $11.5 billion in total equity value. On September 27, 2021, The Wall Street Journal published an article confirming the Bloomberg report and further reporting that Merck was the party in discussions with Acceleron.

On the evening of September 28, 2021, Mr. Dable contacted Mr. Davis regarding the market reaction to rumors regarding the proposed transaction and requested that Merck increase its offer, and Mr. Davis declined to do so.

On the morning of September 29, 2021, Ropes & Gray and Covington finalized negotiation of the Merger Agreement containing the terms described in Section 11—“The Merger Agreement; Other Agreements—The Offer.”

On September 29, 2021, Parent, Purchaser and Acceleron executed and delivered the Merger Agreement.

On the morning of September 30, 2021, prior to the opening of trading of shares of Acceleron’s common stock on Nasdaq, Merck and Acceleron issued a joint press release announcing the execution of the Merger Agreement.

On October 12, 2021, Purchaser commenced the Offer.

11. The Merger Agreement; Other Agreements

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. A copy of the Merger Agreement is filed as Exhibit (d)(1) to the Schedule TO. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Parent, Purchaser or Acceleron. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by Acceleron to Parent but is not filed with the SEC as part of the Merger Agreement (the “Disclosure Letter”). Investors are not third-party beneficiaries under the Merger Agreement. Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since September 29, 2021, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. If the Merger Agreement has not been terminated, Acceleron has timely provided information required to be provided by it under the Merger Agreement and Acceleron is prepared to file with the SEC, and to disseminate to holders of Acceleron shares, the Schedule 14D-9 on the same date as Purchaser commences the Offer, Purchaser has agreed to commence the Offer as promptly as practicable, and in no event later (or, without Acceleron’s consent, earlier) than October 14, 2021. Acceleron has consented to Purchaser commencing the Offer on October 12, 2021 and the offer expiring at 5:00 p.m., Eastern Time, on the Expiration Date. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction or, to the extent waivable by Purchaser, waiver of each of the Offer Conditions. On the terms and subject to the conditions and the Merger Agreement, Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer pursuant to the Offer as promptly as practicable on or after the Expiration Date.

Purchaser expressly reserves the right at any time, or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price, except that Acceleron’s prior written consent is required for Purchaser to:

•	decrease the Offer Price or change the form of consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend, modify or waive the Minimum Tender Condition;

•	impose conditions on the Offer in addition to the Offer Conditions;

•	amend or modify the Offer Conditions in a manner adverse to the Acceleron stockholders; or

•	extend the Expiration Date except as required or permitted by the terms of the Merger Agreement as described in Section 11—“The Merger Agreement; Other Agreements—The Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that:

•

if on the scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived by Purchaser if permitted thereunder, then Purchaser will extend the Offer for one or more consecutive increments of up to 10 business days (or such other period of time agreed by Parent and Acceleron) per extension, until such time as such conditions have been satisfied or waived; and

•	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer.

The Merger Agreement provides that Purchaser will not be required to, and may not, extend the Offer beyond the Outside Date and may only do so with Acceleron’s prior written consent. The “Outside Date” means February 28, 2022, unless otherwise extended to July 15, 2022 pursuant to the terms of the Merger Agreement, as summarized below in Section 11—“The Merger Agreement; Other Agreements—Termination.”

If the Merger Agreement is validly terminated, Purchaser will promptly (and in any event within 24 hours of such termination) terminate the Offer, will not acquire any Shares pursuant to the Offer and will promptly (and in any event with two business days of such termination) return, and cause any depositary or other agent acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

The Merger. The Merger Agreement provides that, among other things, upon the terms and subject to certain conditions of the Merger Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into Acceleron. As a result of the Merger, the separate corporate existence of Purchaser will cease, and Acceleron will continue as the Surviving Corporation and will be a wholly owned subsidiary of Parent. The closing of the Merger will take place as soon as practicable following the consummation of the Offer (but in any event no later than the first business day thereafter), after the satisfaction or, to the extent permitted by law, waiver of the conditions set forth below, without a meeting of Acceleron’s stockholders in accordance with Section 251(h) of the DGCL.

The obligations of Acceleron, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing of the Merger of each of the following conditions:

•

no law, order, injunction, directive, decision or decree will have been enacted, entered, issued, promulgated, agreed to by the parties prior to the consummation of the Offer, or enforced (and still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Merger; and

•	Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be in the form attached as Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until any future amendments are made.

At the Effective Time, the bylaws of the Surviving Corporation will be amended and restated in their entirety to be in the form attached as Annex III to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation until any future amendments are made.

Board of Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal, or until their respective successors are duly elected and qualified. Acceleron will use reasonable best efforts to cause each of the directors of Acceleron immediately prior to the Effective Time to resign from the Acceleron Board, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

Conversion of Acceleron Common Stock at the Effective Time. The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned subsidiary of Acceleron and Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time and (ii) Shares outstanding immediately prior to the Effective Time and held by stockholders who are entitled to demand, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, and less any applicable tax withholding.

As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time (other than the Shares that are excluded as described in the prior paragraph) will no longer be outstanding, will automatically be cancelled and will cease to exist, and each holder of either a certificate representing such Shares or non-certificated Shares represented by book-entry will no longer have any rights with respect to those Shares, except the right to receive, as the case may be, (i) the Merger Consideration payable with respect to such Shares upon surrender of the certificate or book-entry Shares, without interest or (ii) with respect to Shares held by any stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of immediately prior to the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such Shares, payment for such Shares only to the extent provided by Section 251(h) and Section 262 of the DGCL. Each Share held in the treasury of Acceleron or owned by Acceleron or any direct or indirect wholly owned subsidiary of Acceleron and each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser immediately prior to the Effective Time will be cancelled without any conversion thereof and cease to exist. No payment or distribution will be made with respect to such shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser or Acceleron, each share of Purchaser common stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

Treatment of Stock Options. The Merger Agreement provides that, as of the Effective Time, all options to purchase Shares granted under an Acceleron equity plan, agreement or arrangement that are outstanding immediately prior to the Effective Time and that have an exercise price per Share that is less than the Offer Price will be cancelled and the holder of each such stock option will be entitled to receive (without interest), in consideration for the cancellation of such stock option, an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to such stock option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Offer Price over the applicable exercise price per Share under such stock option (such payment, the “Option Payment”); provided, that, no holder of an Acceleron stock option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price will be entitled to any payment with respect to such cancelled Acceleron stock option. From and after the Effective Time, each Acceleron stock option will no longer be exercisable by the former holder thereof, but will only entitle such holder to the payment of the corresponding Option Payment, if any. Each Acceleron stock option that is outstanding and unvested immediately prior to the Effective Time will vest in full at the Effective Time.

Treatment of RSUs and PSUs. The Merger Agreement provides that, as of the Effective Time, all Acceleron RSUs and PSUs that are outstanding immediately prior to the Effective Time will be cancelled and the holder of each RSU and PSU will be entitled, in exchange therefor, to receive (without interest) an amount in cash (less applicable withholding of taxes required by applicable law) equal to the product of (i) the total number of Shares subject to (or deliverable under) such RSU or PSU immediately prior to the Effective Time (with any performance conditions deemed achieved at maximum levels with respect to the PSUs) multiplied by (ii) the Offer Price. Each Acceleron RSU and PSU that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other condition, will vest in full at the Effective Time, with any performance condition deemed achieved at maximum levels.

Treatment of Equity Plans. As of the Effective Time, Acceleron’s 2003 Stock Option and Restricted Stock Plan, 2013 Equity Incentive Plan, and any other equity plan, agreement or arrangement of Acceleron or any of its subsidiaries, other than the 2013 Employee Stock Purchase Plan, will be terminated, effective as of and contingent upon the closing of the Merger, and no further stock options, RSUs, PSUs, equity interests or other rights with respect to Shares will be granted thereunder from or after the Effective Time.

As of the Effective Time, Acceleron’s 2013 Employee Stock Purchase Plan will be terminated. Acceleron and the Acceleron Board or the compensation committee thereof, as applicable, will continue to operate the 2013 Employee Stock Purchase Plan for the Option Period (as defined therein) in effect on September 29, 2021 (the “Current Purchase Period”); provided, that, no new participants will be permitted to participate and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on September 29, 2021. If the Effective Time is expected to occur prior to the end of the Current Purchase Period, Acceleron, the Acceleron Board or the compensation committee thereof, as applicable, will take action to provide for an earlier exercise date for the Current Purchase Period, which will be as close to the Effective Time as is administratively practicable, but no later than the day immediately prior to the Effective Time. Acceleron and the Acceleron Board or the compensation committee thereof, as applicable, may continue the Current Purchase Period in accordance with the Merger Agreement but will not commence any Option Period after September 29, 2021, unless and until the Merger Agreement is terminated.

Payment of the Merger Consideration; Surrender of Shares. At or immediately following the Acceptance Time, Parent will deposit or cause to be deposited with a bank or trust company reasonably acceptable to Acceleron, cash in an amount sufficient to pay the aggregate Offer Price (calculated assuming that all outstanding Shares are tendered into the Offer).

Within three business days after the Effective Time, Parent will cause the Depositary to mail to each holder of record of a certificate entitled to receive the Merger Consideration, a Letter of Transmittal and instructions for effecting the surrender of the certificate in exchange for the Merger Consideration.

Upon surrender of a certificate representing Shares, together with a duly executed Letter of Transmittal, to the Depositary, the holder of such certificate will be entitled to receive in exchange therefor the Merger Consideration into which the Shares represented by such certificate have been converted.

No holder of record of a book-entry share entitled to receive the Merger Consideration shall be required to deliver a certificate or an executed Letter of Transmittal to the Depositary to receive the Merger Consideration in respect of such book-entry shares. In lieu thereof, such holder of record shall, upon receipt by the Depositary of an “agent’s message” in customary form (or such other evidence, if any, as the Depositary may reasonably request), be entitled to receive the Merger Consideration, and such book-entry share will be cancelled.

At any time following the date that is six months after the Effective Time, Parent may require the Depositary to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Depositary and that have not been disbursed to holders of certificates or book-entry shares. Thereafter, such holders will be entitled to look to the Surviving Corporation with respect to the Merger Consideration payable to the holder of a certificate or book-entry share. Except as described under “Transfer Taxes” below, the Surviving Corporation will pay all charges and expenses, including those of the Depositary, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Purchaser, the Surviving Corporation, the Depositary or their respective affiliates will be liable to any person in respect of any Merger Consideration, or cash held by the Depositary, delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

Section 16 Matters. Prior to the Acceptance Time, the Acceleron Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Acceleron directors and officers of Shares, shares of stock options, RSUs, PSUs and any other equity securities (including derivative securities) contemplated by the Merger Agreement.

Withholding. Parent, Purchaser, Acceleron and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld under U.S. federal, state, local or any other applicable tax law.

Transfer Taxes. If any payment pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, it will be a condition to such payment that (i) such certificate or book-entry share must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such certificate or book-entry share must pay any transfer tax or other taxes required.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Acceleron, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by the Disclosure Letter. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, Acceleron has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as organization, good standing, power and authority, qualification and organizational documents;

•	authority to enter into the Merger Agreement and perform its obligations thereunder; due execution and enforceability of the Merger Agreement;

•	capitalization and equity securities of Acceleron;

•	subsidiaries;

•	absence of breaches or conflicts of organizational documents, applicable laws and contracts as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	required consents, approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	timely filing, accuracy and completeness of SEC filings; financial statements; maintenance of disclosure controls and internal control over financial reporting;

•	absence of certain undisclosed liabilities;

•	absence of specified changes or events since December 31, 2020;

•	compliance with laws;

•	owned and leased tangible assets and real property;

•	tax matters;

•	material contracts and commitments;

•	intellectual property;

•	absence of litigation;

•	insurance matters;

•	employee benefit plans;

•	environmental compliance and conditions;

•	employment and labor matters;

•	FDA and regulatory matters;

•	financial advisors and brokers;

•	accuracy of information supplied for purposes of the offer documents and in the Schedule 14D-9;

•	absence of anti-takeover agreements or provisions;

•	absence of certain affiliate transactions;

•	receipt of opinions of its financial advisors and

•	the existence of no other representations of Acceleron outside of the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Acceleron are qualified as to materiality or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of Acceleron and its subsidiaries, taken as a whole or (ii) the ability of Acceleron to consummate the transactions contemplated by the Merger Agreement on or before the Outside Date; provided, however, that, for purposes of clause (i), any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred:

•

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which Acceleron and its subsidiaries operate, except to the extent such matters have a materially disproportionate adverse effect on Acceleron and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Acceleron and its subsidiaries operate;

•

the negotiation, execution, announcement, or pendency of the Merger Agreement or the transactions contemplated thereunder (other than with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of the Merger Agreement, or the consummation of the transactions or the performance of obligations thereunder);

•

any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause;

•

the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism, except to the extent such matters have a materially disproportionate adverse effect on Acceleron and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Acceleron and its subsidiaries operate;

•

any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, or other natural disaster, except to the extent such matters have a materially disproportionate adverse effect on Acceleron and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Acceleron and its subsidiaries operate;

•

any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any governmental body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (all of the foregoing, “COVID-19 Measures”), except to the extent such matters have a materially disproportionate adverse effect on Acceleron and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Acceleron and its subsidiaries operate;

•

changes in laws, regulations, or accounting principles, or interpretations thereof, after September 29, 2021, except to the extent such matters have a materially disproportionate adverse effect on Acceleron and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Acceleron and its subsidiaries operate;

•

any regulatory, preclinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments with respect to any product of Parent or any of its subsidiaries or any competitor of Acceleron (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations);

•

action taken that is expressly required by, or the omission of any action that is expressly prohibited by, the Merger Agreement, or any action taken or omitted to be taken by Acceleron at the request of Parent or Purchaser;

•

the initiation or settlement of any legal proceedings commenced by or involving any current or former holder of Shares (on their own or on behalf of Acceleron) arising out of or related to the Merger Agreement or the transactions contemplated thereunder; or

•

any failure by Acceleron to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after September 29, 2021; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to Acceleron with respect to, among other things:

•	corporate matters, such as organization, good standing and power and authority;

•	authority to enter into the Merger Agreement and perform their obligations thereunder; due execution and enforceability of the Merger Agreement;

•	absence of breaches or conflicts of organizational documents, applicable laws and contracts as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	required consents, approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	absence of litigation;

•	accuracy of information included in this Offer to Purchase or supplied for purposes of the Schedule 14D-9;

•	financial advisors and brokers;

•	capitalization and operations of Purchaser;

•	no ownership of the Shares of Acceleron;

•	approval of the Merger Agreement;

•	sufficiency of funds to consummate the Offer and the Merger;

•	solvency; and

•	investigation by Parent and Purchaser of Acceleron; disclaimer of reliance.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to materiality or “Purchaser Material Adverse Effect.” For purposes of the Merger Agreement, the term

“Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement and in any certificate or other writing delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. Prior to the Acceptance Time or earlier termination of the Merger Agreement, and except as set forth in the Disclosure Letter, as required by applicable law, as expressly permitted by the Merger Agreement, any COVID-19 Measure or with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), Acceleron will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) carry on its business in the ordinary course of business, (ii) preserve intact its current business organization, assets and permits, (iii) keep available the services of its current officers, employees and consultants and (iv) preserve its relationships with customers, suppliers, collaboration partners, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the closing date of the Merger.

During the same time period, Acceleron has further agreed that, except as set forth in the Disclosure Letter, as required by applicable law, as expressly permitted by the Merger Agreement or any COVID-19 Measure, Acceleron will not, and will not permit its subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

(i)

declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any stock options, RSUs or PSUs, in each case, subject to certain exceptions;

(ii)

issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, shares of capital stock or other ownership interest, securities convertible into or exchangeable or exercisable for any such shares or ownership interest, phantom equity or similar contractual rights, or rights, warrants or options to acquire shares of capital stock, ownership interest or convertible or exchangeable securities of Acceleron or its subsidiaries, subject to certain exceptions;

(iii)

except as required by the terms of an employee benefit plan in effect as of September 29, 2021, (A) grant or increase any severance, change of control, retention, termination or similar pay, or bonuses, or increase any wages, salary or other compensation or benefits, with respect to any of Acceleron’s or any of its subsidiaries’ directors, officers or employees, except for (1) increases in base wages or salary in the case of annual raises and promotions consistent with past practice and (2) de minimis employee recognition and similar awards and payments consistent with past practice, or amend any existing arrangement relating thereto, (B) establish, adopt, enter into, amend or terminate any material employee benefit plan, or (C) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any tax incurred by such service provider, including under Section 409A or Section 4999 of the Code;

(iv)	adopt, enter into or amend any collective bargaining agreement or contract with any labor union, trade organization or other employee representative body applicable to Acceleron or its subsidiaries;

(v)

commence any new offering or offering period under Acceleron’s 2013 Employee Stock Purchase Plan or grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of, any awards under any Acceleron equity plan, agreement or arrangement, except as otherwise permitted by clause (ii) above;

(vi)

hire or engage the services of any individual as a director, officer, employee or contractor, subject to certain exceptions, or terminate the service of any director, officer or employee other than for cause;

(vii)

amend, waive or rescind any of its organizational documents or the comparable charter or organization documents of any of its subsidiaries, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(viii)

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(ix)

effect a merger or consolidation of Acceleron or any of its subsidiaries or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Acceleron or its subsidiaries;

(x)	subject to clause (xi), make any capital expenditures that are individually or in the aggregate in excess of $2,000,000;

(xi)

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of materials from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $500,000 in assets;

(xii)

except with respect to any intercompany arrangements, (A) incur any indebtedness for borrowed money, issue or sell any debt securities, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other person (except for business expenses to its service providers in the ordinary course of business consistent with past practice), (C) make any capital contributions to, or investments in, any other person or (D) repurchase, prepay or refinance any indebtedness for borrowed money or in excess of $500,000;

(xiii)

sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, permit to lapse, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $500,000 in the aggregate or (B) any of Acceleron’s owned or exclusively licensed intellectual property, subject to certain exceptions;

(xiv)

commence, pay, discharge, settle, compromise or satisfy any action that (A) does not arise out of the transactions contemplated by the Merger Agreement for monetary consideration in excess of $1,000,000, (B) imposes equitable or injunctive relief that would have a material and adverse effect on the operations of Acceleron or its subsidiaries and (C) does not relate to any actual or potential violation of any criminal law;

(xv)

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by GAAP or law;

(xvi)

(A) make, change or revoke any material tax election with respect to Acceleron or any of its subsidiaries, (B) file any amendment to any income tax return or other material tax return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or tax sharing agreement (other than any tax sharing agreement to which only two or more of Acceleron and its subsidiaries are party), (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any income taxes or other material tax with respect to Acceleron or any of its subsidiaries or (E) settle or compromise any material tax liability with respect to Acceleron or any of its subsidiaries, or surrender any right to claim a material tax refund;

(xvii)

(A) waive, release or assign any material rights or claims under, renew, terminate, cancel, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights under or terminate, any of Acceleron’s material contracts, (B) enter into any contract that, if existing on September 29, 2021, would be a material contract of Acceleron or (C) amend or modify any contract in existence on September 29, 2021 that, after giving effect to such amendment or modification, would be a material contract of Acceleron;

(xviii)

abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits in a manner that would materially impair the operation of the business of Acceleron and its subsidiaries;

(xix)

(A) forgive any loans to directors, officers, employees or any of their respective affiliates or (B) enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by Acceleron under Item 404 of Regulation S-K of the SEC;

(xx)

disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of Acceleron or any of its subsidiaries that is included in Acceleron’s intellectual property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by Acceleron or any of its subsidiaries or in connection with any required regulatory filing;

(xxi)

(A) commence any clinical study other than those set forth in the Disclosure Letter or (B) unless mandated by any governmental body, make any material change to, discontinue, terminate or suspend any clinical study without first consulting Parent in good faith; or

(xxii)	authorize, agree or commit to take any of the actions described in clauses (i) through (xxi) above.

Access to Information. From and after September 29, 2021 until the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, Acceleron will, and will cause its subsidiaries to, upon reasonable advance notice, (i) give Parent and Purchaser and their respective representatives reasonable access during normal business hours (in a manner that does not unreasonably interfere with the normal operations of Acceleron’s business) to relevant employees, officers and facilities and to relevant books, contracts and records of Acceleron and its subsidiaries, (ii) permit Parent and Purchaser to make such non-invasive environmental inspections and data security scans of Acceleron’s and its subsidiaries’ information technology systems as they may reasonably request, (iii) furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of Acceleron as Parent or Purchaser may from time to time reasonably request, and (iv) use reasonable best efforts to facilitate (subject to any then-current COVID-19 Measures) site visits by Parent or any of its representatives at any facility of a third party contract manufacturer of Acceleron or any of its subsidiaries, subject to customary procedures and exceptions.

No Solicitation. Acceleron will not, will cause its subsidiaries not to, and will not authorize or knowingly permit its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives to, directly or indirectly:

(i)

initiate, solicit, or knowingly encourage or knowingly facilitate any Acquisition Proposal (as defined below) or any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal,

(ii)	enter into, continue, engage or participate in any discussions or negotiations with respect to any Acquisition Proposal,

(iii)

provide any non-public information, or afford access to the business, personnel, properties, assets, books or records of Acceleron or any of its subsidiaries, to any person (other than Parent, Purchaser, or any designees of Parent or Purchaser) in connection with any Acquisition Proposal,

(iv)

in connection with any Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract),

(v)	enter into any letter of intent, contract, commitment or agreement in principle with respect to an Acquisition Proposal,

(vi)

take any action or exempt any third party from the restriction on “business combinations” or any similar provision contained in applicable takeover statutes or Acceleron’s organizational documents or grant a waiver under Section 203 of the DGCL; or

(vii)	resolve, propose or agree to do any of the foregoing.

Acceleron will, and will cause its subsidiaries to, and will instruct its representatives to, (A) immediately cease any solicitation, discussions, or negotiations with any person (other than Parent, Purchaser, or any designees of Parent or Purchaser) with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) promptly (but in no event later than October 1, 2021) request the return or destruction of all confidential information provided by or on behalf of Acceleron or its subsidiaries to any such person and (C) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

Notwithstanding anything in the Merger Agreement to the contrary, prior to the Acceptance Time, if Acceleron has received a bona fide (as reasonably determined in good faith by the Acceleron Board) written Acquisition Proposal in circumstances not involving a material breach of the provisions described in this Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—No Solicitation”, and the Acceleron Board or a committee thereof in good faith, after consultation with outside legal counsel and financial advisors, determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal (as defined below) and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Acceleron Board under applicable law, then Acceleron may (i) furnish information with respect to Acceleron and its subsidiaries to the person making such Acquisition Proposal and its representatives and (ii) participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal; provided, that, (A) Acceleron will not, and will cause its subsidiaries not to, and will not authorize or knowingly permit its representatives to, furnish any such information or participate in such discussions or negotiations unless Acceleron has, or first enters into, a confidentiality agreement with such person (1) with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other person than those contained in the Confidentiality Agreement (as described in Section 11—“The Merger Agreement; Other Agreements—Confidentiality Agreement”) and (2) that does not prevent Acceleron from providing any information to Parent and Purchaser in accordance with the Merger Agreement or otherwise comply with its obligation under the Merger Agreement, (B) Acceleron will provide Parent with a copy of such confidentiality agreement promptly (and in any event within 48 hours) of the execution thereof, (C) Acceleron will not terminate, waive, amend, release or modify any material provision of any such confidentiality agreement and (D) Acceleron will, currently therewith or as promptly as reasonably practicable, and in any event within 24 hours, provide or make available to Parent any information concerning Acceleron or its Subsidiaries provided or made available to such other person that was not previously provided or made available to Parent and Purchaser.

Under the Merger Agreement, Acceleron is required to promptly (and in any event within 24 hours) notify Parent in writing of the receipt by Acceleron of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal, and to provide Parent a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, the material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer) and the identity of the person making any such Acquisition Proposal, inquiry, proposal or offer. Acceleron will keep Parent reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation (which includes any proposals or offers) relating thereto that is exchanged between such person (or its representatives) making such Acquisition Proposal and Acceleron (or its representatives) within 24 hours after the receipt or delivery thereof.

Acceleron is required to inform its representatives with respect to the transactions contemplated by the Merger Agreement of the relevant no solicitation provisions of the Merger Agreement. The actions of Acceleron’s subsidiaries and Acceleron’s and its subsidiaries’ respective representatives acting in their authorized capacities on behalf of Acceleron or any of its subsidiaries will be deemed to be the actions of Acceleron for purpose of determining whether a breach of the foregoing restrictions has occurred, and Acceleron will be responsible for any such breach.

“Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Purchaser) relating to any transaction or series of related transactions, other than the Offer and the Merger, involving:

•

any acquisition, directly or indirectly, by any person or group of beneficial ownership of 20% or more of the total voting power of any class of equity securities of Acceleron, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of any class of outstanding voting or equity securities of Acceleron;

•

any merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, joint venture, license, collaboration, research and development or other similar transaction, involving assets or businesses that constitute or represent twenty percent (20%) or more of the consolidated revenue or consolidated assets of Acceleron and its subsidiaries, taken as a whole;

•

any sale or license by Acceleron or any of its subsidiaries of (other than any non-exclusive and non-material license granted by Acceleron or any of its subsidiaries in the ordinary course of business), or joint venture, partnership, collaboration or monetization transaction involving Acceleron or any of its subsidiaries with respect to, sotatercept or Reblozyl; or

•

any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Acceleron, the business of which constitutes 20% or more of the consolidated revenue, or consolidated assets of Acceleron or any of its subsidiaries, taken as a whole.

“Superior Proposal” means a bona fide (as reasonably determined in good faith by the Acceleron Board) Acquisition Proposal (except the references in the definition thereof to “20%” will be replaced by “50%”) made to Acceleron after September 29, 2021 that the Acceleron Board or a committee thereof has determined in good faith, after consultation with outside legal counsel and financial advisors, (i) is superior to the holders of Shares from a financial point of view to the transactions contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Parent) and (ii) is superior from an overall point of view to the transactions contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Parent), taking into account all legal, financial and regulatory terms, the likelihood of consummation, and all other aspects of such Acquisition Proposal and the person making the Acquisition Proposal (including any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such third party to consummate the Acquisition Proposal).

Change of Board Recommendation. As described above, and subject to the provisions described below, the Acceleron Board has determined to recommend that Acceleron stockholders accept the Offer and tender their Shares into the Offer. The Acceleron Board also agreed to include its recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Under the Merger Agreement, the Acceleron Board and each committee thereof will not, subject to the terms and conditions of the Merger Agreement, (i) cause or permit Acceleron to enter into any option or license agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement entered into in compliance with the Merger Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) take any of the following actions (any such action referred to as a “Change of Board Recommendation”):

•	withdraw (or modify or qualify in a manner adverse to Parent or Purchaser), or fail to include in the Schedule 14D-9, the Acceleron Board’s recommendation of the Offer;

•

adopt, approve, recommend, submit to the holders of Shares or declare advisable or recommend (or publicly propose to adopt, approve, recommend, submit to the holders of Shares or declare advisable, or make any recommendation other than a rejection of) any Acquisition Proposal;

•

fail, within eight business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to have Acceleron file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; or

•

fail to publicly reaffirm the Acceleron Board’s recommendation of the Offer within eight business days of receiving a written request from Parent to provide such public reaffirmation following receipt by Acceleron of a publicly announced Acquisition Proposal; provided, that, Parent may deliver only two such requests with respect to any such Acquisition Proposal or (A) any amendment to the financial terms of such Acquisition Proposal or (B) any material amendment to the non-financial terms of such Acquisition Proposal.

Notwithstanding the foregoing, prior to the Acceptance Time, Acceleron may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement and the Acceleron Board or a committee thereof may effect a Change of Board Recommendation in response to an Acquisition Proposal (without entering into an Alternative Acquisition Agreement), in each case if, and only if:

(i)

Acceleron received an Acquisition Proposal that did not result from a material breach of the provisions summarized under this Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—No Solicitation” above and that the Acceleron Board or a committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal;

(ii)

Acceleron has notified Parent in writing that it intends to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement or to effect such Change of Board Recommendation, as applicable; and

(iii)

after negotiating, and causing its representatives to negotiate, in good faith during a four business day notice period to amend the terms of the Merger Agreement such that the applicable Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Purchaser), the Acceleron Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the notice period, that the applicable Acquisition Proposal continues to constitute a Superior Proposal and that the failure to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement or to make such Change of Board Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable law.

Other than in connection with an Acquisition Proposal, the Acceleron Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as defined below), if and only if:

(i)	Acceleron has notified Parent in writing that it intends to effect such Change of Board Recommendation; and

(ii)

after negotiating, and causing its representatives to negotiate, in good faith during a four business day notice period to amend the terms of the Merger Agreement (if such negotiation is desired by Purchaser), the Acceleron Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the notice period, that the failure to effect such Change of Board Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable law.

Under the Merger Agreement, the foregoing provisions also apply to any amendment to the financial terms or any other material amendment to the terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event (except that any reference to four business days will instead by three business days).

The Merger Agreement does not prohibit:

•	the Acceleron Board or any committee thereof from taking and disclosing to Acceleron’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) under the Exchange Act;

•

the Acceleron Board or any committee from making any disclosure to the holders of Shares if the Acceleron Board or a committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to make such statement would be inconsistent with its fiduciary duties under applicable law; or

•	Acceleron or the Acceleron Board from making any disclosure required under the Exchange Act;

provided, that this provision will not permit the Acceleron Board to make a Change of Board Recommendation, except to the extent permitted by the no solicitation provisions described above.

“Intervening Event” means a material change, effect, event, circumstance, occurrence, or other matter that arises or occurs after September 29, 2021 and that was not known or reasonably foreseeable to the Acceleron Board or any committee thereof on September 29, 2021 (or if known, the consequences of which were not known or reasonably foreseeable to the Acceleron Board or any committee thereof as of September 29, 2021), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Acceleron Board or any committee thereof prior to the Acceptance Time, other than:

•	any changes, in and of itself, in the market price or trading volume of the Shares,

•	the fact that, in and of itself, Acceleron exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings; or

•	any developments or changes resulting from the COVID-19 pandemic or any COVID-19 Measures.

In no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

Employee Matters. Parent has agreed to maintain, and to cause the Surviving Corporation and its subsidiaries to maintain, for one year following the Effective Time, for each individual employed by Acceleron or any of its subsidiaries at the Effective Time who continues to be employed by the Parent or the Surviving Corporation or any subsidiary thereof (each, a “Current Employee”) (i) base compensation and a target annual cash incentive compensation opportunity that are, in each case, at least as favorable as those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding any equity, equity-based, change in control or severance benefits or any defined benefit retirement benefits) that are substantially comparable in the aggregate to either (in the discretion of Parent) (A) the employee benefits provided to the Current Employee immediately prior to the closing of the Merger or (B) the employee benefits provided to similarly-situated employees of Parent and its subsidiaries and (iii) severance benefits that are at least as favorable as the severance benefits provided by Acceleron or one of its subsidiaries to the Current Employee as of immediately prior to the Effective Time. However, notwithstanding the foregoing, neither Parent nor its affiliates shall be prevented from terminating the employment of any Current Employee in compliance with applicable laws.

Subject to applicable laws, Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees to Acceleron and its subsidiaries prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate in employee benefit plans of Parent and the Surviving Corporation and its subsidiaries for which a Current Employee is otherwise eligible to participate (but such service credit will not be provided for purposes of benefit accrual, except for vacation and other paid time-off and severance or similar pay, as applicable), to the same extent as such service was taken into account under the corresponding employee benefit plans of Acceleron or its subsidiaries immediately prior to the Effective Time for those purposes. The foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service, and the service of a Current Employee prior to the Effective Time will not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan.

In addition, Parent will use reasonable best efforts to (i) waive any pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which a Current Employee would have been entitled to coverage under the corresponding employee benefit plans of Acceleron in which they participated prior to the Effective Time, and (ii) credit Current Employees under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under an Acceleron employee benefit plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

No provision of the Merger Agreement (i) prohibits Parent or the Surviving Corporation from amending or terminating any employee benefit plan of Acceleron or its subsidiaries or any other employee benefit plan in accordance with its terms, (ii) requires Parent or the Surviving Corporation to keep any person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any employee benefit plan of Acceleron or its subsidiaries or any other employee benefit plan or (iv) confers upon any Current Employee or any other person any third-party beneficiary or similar rights or remedies.

Unless otherwise requested in writing by Parent, no later than seven days prior to the Effective Time, the Acceleron Board (or the appropriate committee thereof) will take actions necessary to terminate any 401(k) plan of Acceleron or its subsidiaries (each an “Acceleron 401(k) Plan”), effective as of the day prior to the closing of the Merger and contingent upon the occurrence of the Effective Time, and certain other actions. Acceleron will provide Parent with evidence that such actions have been taken, the form and substance of which shall be subject to reasonable review and comment by Parent. Parent will, as soon as reasonably practicable (and in consistent with Parent’s administrative practices with respect to similarly-situated employees in similar acquisitions) after the Effective Time, offer participation in Parent’s tax qualified defined contribution plan to each Current Employee who was an active participant in an Acceleron 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) plan. For the period between the closing date of the Merger and date on which Current Employees are offered participation in the Parent 401(k) plan, Parent will provide each such Current Employee with a temporary increase in pay equivalent to full matching contribution for which such Current Employee would have been eligible had such Current Employee been an active participant in the Parent 401(k) plan, subject to any limitations under the Code. Parent will cause the Parent

401(k) plan to, following the closing date of the Merger, accept a “direct rollover” to such Parent 401(k) plan of the account balances (including any participant loans) of Current Employees in an Acceleron 401(k) Plan who request such rollovers, consistent with applicable law.

All formal broad-based written communications by Acceleron or its agents to the officers or employees of Acceleron and its subsidiaries pertaining to compensation or benefit matters that are affected by the Merger Agreement are subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent or includes only information that is specifically included in the Merger Agreement. Acceleron will provide Parent with a copy of any such intended communication and Parent will have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations by Acceleron or its agents to the officers or employees of Acceleron and its subsidiaries pertaining to compensation or benefit matters that are affected by the Merger Agreement will be materially consistent with such formal written communications.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that Parent and Purchaser will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors and officers of Acceleron than are currently provided therein, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six years from the Effective Time, and in the event that any cause of action is pending or asserted or any claim made during such period, until the disposition of any such action or claim, unless such amendment, modification, or repeal is required by applicable law, in which case Parent will, and will cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the present and former directors and officers of the Company. During that period (and thereafter for the duration of any matter noticed prior to such times), Parent will cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) or former director or officer of Acceleron (each, together with such person’s heirs, executors, administrators or affiliates, an “Indemnified Party”) against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, affiliate, fiduciary or agent of Acceleron or its subsidiaries, or of another entity if such service was at the request of Acceleron, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable law.

Acceleron may purchase prior to the Effective Time, and if it does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy in respect of acts or omissions occurring on or prior to the Effective Time under the current directors’ and officers’ liability insurance policies maintained at such time by Acceleron, which tail policy (i) will be effective for a period from the Effective Time through and including the date six years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not be in excess of 300% of the last annual premium paid prior to the Effective Time. Parent will cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

Standard of Efforts. Subject to the terms and conditions of the Merger Agreement, prior to the Effective Time, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as possible and, in any event, by or before the Outside Date, including to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act and all other filings required pursuant to antitrust laws in Germany and Austria as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (and unless otherwise agreed by Acceleron and Parent in writing, the filing of a notification and report form pursuant to the HSR Act will be made on or before October 14, 2021) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law.

Under the Merger Agreement, Parent is, with Acceleron’s reasonable cooperation, responsible for making any filing or notification required or advisable under antitrust laws in Germany and Austria on or before October 14, 2021, unless otherwise agreed to by Acceleron and Parent in writing, and Parent has, after reasonable consultation with Acceleron, the right to devise, control and direct the strategy and timing for, and make all decisions relating to (and will take the lead in all meetings and communications with any governmental body relating to), any required submissions, responses to information requests and filings to any governmental body or other person and obtaining any consent or approval of any governmental body or other person. The parties will cooperate in all respects with one another in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, in connection with proceedings under or relating to any antitrust law prior to their submissions. Each party will obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the other party prior to entering into an agreement with a governmental body not to consummate the Offer or Merger prior to a certain date that is beyond any then-applicable waiting period.

Acceleron and Parent will, in connection with the Offer, the Merger and the other transactions under the Merger Agreement, with respect to actions taken on or after September 29, 2021: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any governmental body with respect to the Offer, the Merger or the transactions under the Merger Agreement, (ii) to the extent practicable, permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communications with any governmental body with respect to the Offer, the Merger or the transactions under the Merger Agreement, (iii) to the extent practicable and to the extent permitted by the relevant governmental body, give the other party the opportunity to participate in any substantive meeting with any governmental body with respect to the Offer, the Merger or the transactions under the Merger Agreement regarding any antitrust laws, (iv) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such governmental body with respect to the Merger and the transactions under the Merger Agreement, subject to certain permitted redactions; and (v) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such governmental body.

Prior to the Acceptance Time, each party must use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the transactions under the Merger Agreement or required by the terms of any contract as a result of the execution, performance, or consummation of the transactions under the Merger Agreement. However, in no event will Acceleron or its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any such required consent, approval, or waiver.

In addition, Parent and its affiliates and subsidiaries are not required to (i) sell, license or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests or rights in any assets or businesses, of Parent or any of its affiliates or of Acceleron (or any of its subsidiaries) or the Surviving Corporation (or to consent to any sale, or contract to sell, by Parent, Acceleron, the Surviving Corporation or any of their respective affiliates of any assets or businesses, or any interests or rights in any assets or businesses), or any change in or restriction on the operation by Parent or any of its affiliates of any assets or businesses (including any assets or businesses of the Surviving Corporation), (ii) enter into any contract or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the

Merger, (iii) modify any of the terms of the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement, or (iv) initiate or participate in any action with respect to any such matters (any such action, a “Non-Required Remedy”).

Conduct of Parent and Purchaser. Parent will not, and will cause each of its subsidiaries to not, directly or indirectly, acquire or enter into a contract to acquire, any assets, business or any person that controls one or more products, marketed or in development, for treatment of pulmonary hypertension or that would reasonably be expected to compete, or if commercialized would reasonably be expected to compete, with one or more of sotatercept, Reblozyl and ACE-1334, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person or by any other transaction structure, if the entering into a contract for the consummation of such transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially impair the likelihood of, obtaining, any authorization, consent, clearance, approval or order of a governmental body necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable antitrust law or (ii) cause any governmental body to enter, or materially hinder the removal or successful challenge of, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions under the Merger Agreement.

Stockholder Litigation. Acceleron will promptly notify Parent of actions, suits, or claims instituted against Acceleron or any of its directors or officers relating to the Merger Agreement and the transactions thereunder. Parent will have the right to participate in the defense of any such litigation, Acceleron will consult with Parent regarding the defense of any such litigation and give Parent the right to review and comment on all material filings or responses to be made by Acceleron in connection with such litigation and Acceleron will not settle or compromise any such litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned, subject to certain exceptions.

Appraisal Actions. Under the Merger Agreement, Acceleron will provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by Acceleron from holders of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, Acceleron will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Termination. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, as follows:

(a)	by mutual written consent of Parent and Acceleron;

(b)	by either Parent or Acceleron if:

(i)

any court of competent jurisdiction or other governmental body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that this right to terminate will not be available to any party if the issuance of such order, decree, ruling, or other action was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement;

(ii)

the Acceptance Time has not occurred on or prior to February 28, 2022 (the “Outside Date”); provided, however, that at any time in the five business days prior to the Outside Date, if as of such time any of the Antitrust Condition, the Judgment/Illegality Condition and the Non-Required Remedy Condition (with respect to the Judgment/Illegality Condition and the Non-Required Remedy Condition, solely to the extent that such restraint or action arises under the HSR Act or antitrust laws in Germany and Austria) to the Merger Agreement are not satisfied, then Parent may (in its sole discretion) extend the Outside Date until July 15, 2022 upon written notice thereof to Acceleron (and such date will then be the Outside Date); provided, however, that this right to terminate will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the failure of the Acceptance Time to have occurred on or prior to the Outside Date, or

(iii)

the Offer has expired (and not been extended in compliance with the Merger Agreement in the case of a termination by Purchaser) or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer, in compliance with the Merger Agreement in the case of a termination by Purchaser; provided, however, that this right will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the failure of acceptance for purchase of the Shares pursuant to the Offer and will not be available if the terminating party can then also terminate pursuant to clause (b)(ii) above.

(c)	by Acceleron if:

(i)

(A) Purchaser fails to timely commence the Offer in violation of the Merger Agreement, (B) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (C) if Parent is not entitled to terminate the Merger Agreement pursuant to clause (d)(i), there has been a breach of any covenant or agreement made by Parent or Purchaser in the Merger Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after September 29, 2021, such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within the earlier of the Outside Date and the date that is 30 days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(ii)

the Acceleron Board or any committee thereof effects a Change of Board Recommendation in respect of a Superior Proposal in accordance with the Merger Agreement; provided, that, (A) such Superior Proposal, or any Acquisition Proposal that was a precursor thereto, did not result from a material breach of Acceleron’s obligations relating to non-solicitation and any Change of Board Recommendation as described in this Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—No Solicitation” and “ —Change of Board Recommendation”, (B) after Acceleron and the Acceleron Board satisfy all of the requirements under the Merger Agreement relating to termination to enter into an Alternative Acquisition Agreement, the Acceleron Board authorizes Acceleron to enter into an Alternative Acquisition Agreement in respect of such Superior Proposal and (C) Acceleron pays the Termination Fee described below and enters into such Alternative Acquisition Agreement, concurrently with the termination of the Merger Agreement.

(d)	by Parent if:

(i)

Acceleron is not entitled to terminate the Merger Agreement pursuant to clause (c)(i) above, there has been a breach of any covenant or agreement made by Acceleron in the Merger Agreement such that the Offer Condition set forth in clause (a)(1) in Section 15—“Conditions of the Offer” below would not be satisfied, or any representation or warranty of Acceleron is inaccurate or becomes inaccurate after September 29, 2021 such that the Offer Condition set in clause (a)(2) in Section 15—“Conditions of the Offer” below would not be satisfied, and such breach or inaccuracy is not capable of being cured within the earlier of the Outside Date and the date that is 30 days following receipt by Acceleron of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(ii)	the Acceleron Board or any committee thereof effects a Change of Board Recommendation or Acceleron or any of its subsidiaries enters into an Alternative Acquisition Agreement.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement (other than certain specified provisions, including those described in Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—Termination Fees” below), will become void and of no effect with no liability on the part of any party (or of any of its representatives); provided, however, that unless the Termination Fee or the Reverse Termination Fee (each as defined below) is paid, no such termination will relieve any person of any liability for damages arising out of resulting from (i) any common law fraud or (ii) any material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement (an “Intentional Breach”), including with respect to the making of a representation set forth in the Merger Agreement. Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement.

Acceleron will pay Parent a termination fee of $345 million (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent if:

•	Acceleron terminates the Merger Agreement under the provisions described in (c)(ii) in Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—Termination” above;

•	Parent terminates the Merger Agreement under the provisions described in (d)(ii) above; or

•

(i) Parent or Acceleron terminates the Merger Agreement under the provisions described in (b)(ii) or (b)(iii) above or Parent terminates the Merger Agreement under the provisions described in (d)(i) above in respect of (A) an Intentional Breach of the Merger Agreement by Acceleron after receipt of the Acquisition Proposal referenced in clause (ii) below, (B) a curable breach of the Merger Agreement that occurs prior to the receipt of the Acquisition Proposal referenced in clause (ii) below that Acceleron intentionally fails to cure or (C) an Intentional Breach at any time of Acceleron’s obligations relating to non-solicitation and any Change of Board Recommendation under the Merger Agreement;

(ii) any person has made an Acquisition Proposal to Acceleron (in the case of a termination pursuant to (d)(i) above) or has publicly disclosed an Acquisition Proposal after September 29, 2021 and prior to such termination (in the case of a termination pursuant to (b)(ii) or (b)(iii) above) (unless withdrawn (in the case of any publicly disclosed Acquisition Proposal, publicly withdrawn) prior to such termination);

(iii) in the case of a termination pursuant to (b)(ii) or (b)(iii) above, the Antitrust Condition, Judgment/Illegality Condition and Non-Required Remedy Condition (with respect to the Judgment/Illegality Condition and Non-Required Remedy Condition, solely to the extent such restraint or action arises under the HSR Act or any antitrust law) have been satisfied or waived at the time of termination; and

(iv) within 12 months after such termination, Acceleron enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided, that, for purposes of this clause, references to “20%” in the definition of Acquisition Proposal will be substituted for “50%” and clause (c) of such definition will be disregarded).

Parent will pay Acceleron a termination fee of $650 million (if Parent does not deliver written notice to extend the Outside Date) or $750 million (if Parent does deliver written notice to extend the Outside Date) (in each case, the “Reverse Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Acceleron if:

•

(i) Acceleron terminates the Merger Agreement under the provisions described in (b)(i) or (b)(ii) in Section 11—“The Merger Agreement; Other Agreements—Merger Agreement—Termination Fees” above, (ii) Parent terminates the Merger Agreement under the provisions described in (b)(i) above at a time when the Merger Agreement is terminable by Acceleron under (b)(i); or (iii) Parent terminates the Merger Agreement under the provisions described in (b)(ii) above at a time when the Merger Agreement is terminable by Acceleron under (b)(ii);

•

all of the Offer Conditions have been satisfied (or, if any such conditions are by their nature to be satisfied at the Expiration Date, satisfied as if the Expiration Date had occurred on such date of termination) or waived other than the Minimum Tender Condition, the Antitrust Condition, the Judgment/Illegality Condition, the Non-Required Remedy Condition and the delivery by Acceleron to Parent of a certificate pursuant to clause (b) of Section 15—“Conditions of the Offer” (with respect to the Judgment/Illegality Condition and the Non-Required Remedy Condition, solely to the extent that such restraint or action arises under the HSR Act or any antitrust law); and

•

any of the Antitrust Condition, the Judgment/Illegality Condition or the Non-Required Remedy Condition (with respect to the Judgment/Illegality Condition and the Non-Required Remedy Condition, solely to the extent that such restraint or action arises under the HSR Act or any antitrust law) have not been satisfied or waived.

Expenses. Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions thereunder.

Amendment and Waiver. The Merger Agreement may not be amended except by an instrument in writing signed by Parent, Purchaser and Acceleron prior to the Acceptance Time. At any time prior to the Acceptance Time, Acceleron, on the one hand, and Parent and Purchaser, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) subject to the requirements of applicable law, waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition may only be waived by Parent or Purchaser with the prior written consent of Acceleron.

Governing Law. The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. Parent, Purchaser and Acceleron have agreed expressly and irrevocably to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of the Merger Agreement, the Offer or the Merger.

Specific Performance. The parties have agreed that, in the event of any breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole, and further agreed that they will be entitled to specific performance in addition to any other remedy to which they are entitled at law or in equity.

Other Agreements

Confidentiality Agreement

Merck and Acceleron entered into a Confidentiality Letter Agreement, dated as of August 17, 2021 (the “Confidentiality Agreement”), in connection with a possible negotiated business combination between the parties. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Merck agreed to keep confidential certain proprietary or non-public information disclosed by or on behalf of Acceleron or its representatives for a period of five years, and to use any such information for the purpose of evaluating a possible business combination.

Under the Confidentiality Agreement, Merck is subject to customary standstill restrictions with respect to Acceleron’s securities and other matters for a period of 12 months following the date of the Confidentiality

Agreement, and is permitted to confidentially approach Acceleron’s Chief Executive Officer, the Chair of the Acceleron Board or Acceleron’s external financial advisors. The standstill restrictions have a standard fall away provision.

The Confidentiality Agreement includes a no solicitation and no hire provision under which, Merck agreed that for a period of 12 months from the date of the Confidentiality Agreement, neither Merck nor any of its controlled affiliates may solicit for employment or hire executive officers of Acceleron or any employee of Acceleron or any of its subsidiaries with whom Merck first had substantive contact in connection with the possible negotiated business combination transaction, subject to certain customary exceptions.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, filed as Exhibit (d)(2) of the Schedule TO and incorporated herein by reference.

12. Purpose of the Offer; Plans for Acceleron

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, Acceleron. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Acceleron Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Acceleron and its stockholders; (ii) declared it advisable for Acceleron to enter into the Merger Agreement; (iii) approved the execution and delivery by Acceleron of the Merger Agreement and Acceleron’s performance of its obligations thereunder; (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL; and (v) resolved to recommend that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer. The Acceleron Board unanimously recommends that Acceleron’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we do not anticipate seeking the approval of Acceleron’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of such corporation that would otherwise be required to approve a merger for such corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Acceleron’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for Acceleron

After completion of the Offer and the Merger, Acceleron will be a wholly owned subsidiary of Parent. In connection with Parent’s consideration of the Offer, Parent has developed a plan, on the basis of available information, for the combination of the business of Acceleron with that of Parent. Parent plans to integrate Acceleron’s business into Parent. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Acceleron

(such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Acceleron, (iii) any material change in Acceleron’s capitalization or dividend policy or (iv) any other material change in Acceleron’s corporate structure or business, (v) any change to the board of directors or management of Acceleron, (vi) a class of securities of Acceleron being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Acceleron being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Acceleron will consummate the Merger as soon as practicable (and in no event later than one business day after the consummation of the Offer) pursuant to Section 251(h). Immediately following the Merger, all of the outstanding shares of Acceleron’s common stock will be held by Parent.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Acceleron does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the listing of the Shares on Nasdaq to be discontinued as promptly as practicable after the Effective Time as the requirements for termination of the listing are satisfied.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Acceleron to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Acceleron to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Acceleron, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Acceleron and persons holding “restricted securities” of Acceleron to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14. Dividends and Distributions

The Merger Agreement provides that from September 29, 2021 to the Effective Time, without the prior written consent of Parent, Acceleron will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock or shares.

15. Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below (the “Offer Conditions”).

Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer unless, immediately prior to the then applicable Expiration Date:

(i)	the Minimum Tender Condition has been satisfied;

(ii)

any applicable waiting period under the HSR Act (and any extension thereof, including any agreement between a party and a governmental body agreeing not to consummate the Offer or Merger prior to a certain date entered into in compliance with the Merger Agreement) in respect of the transactions under the Merger Agreement has expired or been terminated and any applicable approval under antitrust laws in Germany and Austria in respect of such transactions has been received (the “Antitrust Condition”);

(iii)

no order, injunction, decision, directive or decree issued by any governmental body of competent jurisdiction preventing the consummation of the Offer or the Merger will be in effect, and no law, order, injunction, decision, directive or decree will have been enacted, entered, promulgated, or enforced (and still be in effect) by any governmental body that prohibits or makes illegal the consummation of the Offer or the Merger (the “Judgment/Illegality Condition”); and

(iv)	there shall not be instituted or pending any action by any governmental body seeking any Non-Required Remedy (the “Non-Required Remedy Condition”).

Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

(a)

(1) Acceleron has breached or failed to comply in any material respect with any of its obligations, agreements or covenants to be performed or complied with by it under the Merger Agreement on or before the Acceptance Time, has not thereafter cured such breach or failure to comply, and such breach or failure to comply has not been waived in writing by Parent or Purchaser;

(2) any of the representations and warranties of Acceleron contained in the Merger Agreement (other than the representations and warranties set forth in the first sentence of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3(a) – (c) (Capital Stock), Section 4.5(a) (No Breach), the first sentence of Section 4.9 (Absence of Certain Developments), Section 4.23 (No Rights Agreement; Takeover Provisions) and Section 4.25 (Opinion) of the Merger Agreement) and that (A) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (B) are made as of a specific date are not true as of such date, in each case, except, in the case of (A) or (B), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “in all material respects,” “in any material respect,” “material” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect;

(3) the representations and warranties set forth in the first sentence of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.5(a) (No Breach), Section 4.23 (No Rights Agreement; Takeover Provisions) or Section 4.25 (Opinion) of the Merger Agreement are not true and correct in all material respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, in all material respects, as of such earlier date);

(4) the representations and warranties set forth in Section 4.3 (Capital Stock) of the Merger Agreement are not true and correct in all respects, except for de minimis inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date);

(5) any representations and warranties set forth in the first sentence of Section 4.9 (Absence of Certain Developments) of the Merger Agreement are not true and correct in all respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, in all respects, as of such earlier date);

(b)

Acceleron has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of Acceleron by a senior executive officer of Acceleron to the effect that the conditions set forth in (a) above and (c) below have been satisfied as of the Expiration Date;

(c)	since September 29, 2021, there has occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect; or

(d)	the Merger Agreement has been terminated pursuant to its terms.

The foregoing conditions are for the benefit of Parent and Purchaser and (except for the Minimum Tender Condition and the condition that the Merger Agreement has not been terminated pursuant to its terms) may be waived by Parent or Purchaser in whole or in part at any time and from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by Acceleron with the SEC and other publicly available information concerning Acceleron, we are not aware of any governmental license or regulatory permit that appears to be material to Acceleron’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Acceleron’s business or that certain parts of Acceleron’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15—“Conditions of the Offer.”

Antitrust Compliance

Compliance with the HSR Act. Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the FTC), certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Parent and Acceleron expect to file their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on or about October 14, 2021.

Under the HSR Act, Purchaser’s purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 p.m., Eastern time, on the date that is 15 days after such filing. However, the initial waiting period may be terminated prior to such date and time by the FTC or the Antitrust Division, or Purchaser and Acceleron may receive a request (a “Second Request”) for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of 10 days, which will begin on the date on which Purchaser has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to Acceleron or by Acceleron supplying the requested information, Acceleron is obliged to respond to the request within a reasonable time. If the 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or Acceleron to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Foreign Regulatory Filings in Germany and Austria. Parent and Acceleron are active outside of the United States. Based on a review of the information currently available about the businesses of Parent and Acceleron, a filing with Germany’s Federal Cartel Office (“FCO”) and observation of the applicable waiting period under the

German Act Against Restraints of Competition is required before the transactions contemplated by the Merger Agreement may close. Parent submitted the notification to the FCO on October 8, 2021. The review period will expire no more than one month after the date of filing, unless the FCO notifies Parent within the one month review period of the initiation of an in-depth investigation. If the FCO initiates an in-depth investigation, the review period is extended for an additional three months, and neither the Offer nor the Merger may be consummated until the acquisition is approved by the FCO, within the extended period.

Additionally, an antitrust notification must be made to the Austrian Federal Competition Authority (the “AFCA”). Parent filed the Premerger Notification Form with the AFCA on October 8, 2021. Neither the Offer nor the Merger may be consummated before the expiration of a four week review period after the date of filing with the AFCA, or upon a waiver by the AFCA and the Austrian Federal Cartel Prosecutor (the “FCP”) of their right to file a motion with the Austrian Cartel Court to review the transaction. In the event the AFCA or the FCP files a motion with the Austrian Cartel Court to review the Offer, the review period may be extended for up to five additional months.

Based upon an examination of publicly available information and other information relating to the businesses in which Acceleron is engaged, Parent and Acceleron believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor Acceleron can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15—“Conditions of the Offer.”

State Takeover Laws

Acceleron is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Acceleron Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.

Acceleron conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—“Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of

Acceleron for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Acceleron stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Acceleron will take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of Acceleron stockholder, as provided in Section 251(h) of the DGCL.

17. Appraisal Rights

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and Merger are consummated, the holders of Shares who: (i) did not tender their Shares pursuant to the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice by Acceleron to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 in connection with the Merger, such stockholder must do all of the following:

•	prior to the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to Acceleron a written demand for appraisal of Shares held, which demand must reasonably inform Acceleron of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such stockholder’s Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18. Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and Computershare Trust Company, N.A., to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Acceleron has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Acceleron Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7—“Certain Information Concerning Acceleron” above.

Astros Merger Sub, Inc.

October 12, 2021

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is One Merck Drive, Whitehouse Station, New Jersey 08889. All directors and executive officers listed below are United States citizens. Directors of Parent are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Rita A. Karachun*	Rita A. Karachun has served as President and Director of Parent from 2014 to present and as Senior Vice President, Finance—Global Controller of Merck & Co., Inc. from 2014 to present.

Aaron Rosenberg*	Aaron Rosenberg has served as Senior Vice President and Treasurer of Parent since 2021, and prior to that, as Senior Vice President, Corporate Strategy and Planning and Vice President, Finance, of Parent from 2015 to 2021.

Timothy G. Dillane	Timothy G. Dillane has served as Assistant Treasurer of Parent from 2018 to present. Prior to that, he served as the Executive Director, Pension Investments of Merck & Co., Inc. from 2017 to 2019 and the Director, Pension Investments of Merck & Co., Inc. from 2007 to 2017.

Juanita Lee	Juanita Lee has served as Assistant Treasurer of Parent from 2011 to present.

Michael G. Schwartz	Michael G. Schwartz has served as Assistant Treasurer of Parent from 2018 to present. Prior to that he served as Executive Director, GHH Finance of Merck & Co., Inc. from 2014 to 2018.

Kelly E.W. Grez	Kelly E.W. Grez has served as Secretary of Parent from 2020 to present, and prior to that, as Director, Legal, Corporate Transactions at Merck & Co., Inc. from 2015 to 2020.

Jon Filderman*	Jon Filderman has served as Director of Parent from 2015 to present and has served as Vice President, and previously, Assistant Vice President, of Parent for the last five years. He also previously served as Secretary of Parent from 2014 to 2017.

Jerome Mychalowych	Jerome Mychalowych has served as Vice President, Tax of Parent from 2016 to present. From 2013 to 2016, he was Senior Vice President, Global Tax, at Zoetis Inc., a company focused on animal health medicines, vaccines, and diagnostic products with a principal address of 10 Sylvan Way, Parsippany, New Jersey, 07054.

Karen Ettelman	Karen Ettelman has served as Assistant Secretary of Parent from 2021 to present, and prior to that, as Specialist, Legal Support, Corporate Transactions at Merck & Co., Inc. from 2017 to 2021.

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DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is One Merck Drive, Whitehouse Station, New Jersey 08889. All directors and executive officers listed below are United States citizens. Directors of Purchaser are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Rita A. Karachun*	Rita A. Karachun has served as President and Director of Parent from 2014 to present and as Senior Vice President, Finance—Global Controller of Merck & Co., Inc. from 2014 to present.

Jerome Mychalowych	Jerome Mychalowych has served as Vice President, Tax of Parent from 2016 to present. From 2013 to 2016, he was Senior Vice President, Global Tax, at Zoetis Inc., a company focused on animal health medicines, vaccines, and diagnostic products with a principal address of 10 Sylvan Way, Parsippany, New Jersey, 07054.

Jon Filderman*	Jon Filderman has served as Director of Parent from 2015 to present and has served as Vice President, and previously, Assistant Vice President, of Parent for the last five years. He also previously served as Secretary of Parent from 2014 to 2017.

Aaron Rosenberg*	Aaron Rosenberg has served as Senior Vice President and Treasurer of Parent since 2021, and prior to that, as Senior Vice President, Corporate Strategy and Planning and Vice President, Finance, of Parent from 2015 to 2021.

Timothy G. Dillane	Timothy G. Dillane has served as Assistant Treasurer of Parent from 2018 to present. Prior to that, he served as the Executive Director, Pension Investments of Merck & Co., Inc. from 2017 to 2019 and the Director, Pension Investments of Merck & Co., Inc. from 2007 to 2017.

Juanita Lee	Juanita Lee has served as Assistant Treasurer of Parent from 2011 to present.

Michael G. Schwartz	Michael G. Schwartz has served as Assistant Treasurer of Parent from 2018 to present. Prior to that he served as Executive Director, GHH Finance of Merck & Co., Inc. from 2014 to 2018.

Kelly E.W. Grez	Kelly E.W. Grez has served as Secretary of Parent from 2020 to present, and prior to that, as Director, Legal, Corporate Transactions at Merck & Co., Inc. from 2015 to 2020.

Karen Ettelman	Karen Ettelman has served as Assistant Secretary of Parent from 2021 to present, and prior to that, as Specialist, Legal Support, Corporate Transactions at Merck & Co., Inc. from 2017 to 2021.

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DIRECTORS AND EXECUTIVE OFFICERS OF MERCK & CO., INC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Merck & Co., Inc. are set forth below. The business address of each director and officer is 2000 Galloping Hill Road, Kenilworth, New Jersey, 07033. All directors and executive officers listed below are United States citizens. Directors of Merck & Co., Inc. are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Mary Ellen Coe*	Mary Ellen Coe has served as a Director of Merck & Co., Inc. from 2019 to present. She has held the position of President, Google Customer Solutions from 2017 to present. She was previously the Vice President, Go-to-Market Operations and Strategy of Google from 2012 to 2017. She served as Director of Whole Foods Market, Inc. from 2016 to 2017.

Pamela J. Craig*	Pamela J. Craig has served as a Director of Merck & Co., Inc. from 2015 to present. She has also served as Director of 3M Company from 2019 to present, and of Progressive Insurance from 2018 to present. She was formerly a director of VMware, Inc. from 2013 to 2015, of Wal-Mart Stores, Inc. from 2013 to 2017 and of Akamai Technologies, Inc. from 2011 to 2019.

Robert M. Davis*	Robert M. Davis is the Chief Executive Officer and President of Merck & Co., Inc. and also serves as Director. He previously served as the Executive Vice President, Global Services, and Chief Financial Officer of Merck & Co., Inc. from 2014 to 2021. He has been a Director of Duke Energy Corporation from 2018 to present.

Kenneth C. Frazier*	Kenneth C. Frazier has served as a Director and Chairman of Merck & Co., Inc. from 2011 to present. He previously served as Chief Executive Officer of Merck & Co., Inc. from 2011 to 2021, and also as the President from 2010 to 2021. He has been a Director of Exxon Mobil Corporation from 2009 to present.

Thomas H. Glocer*	Thomas H. Glocer has served as a Director of Merck & Co., Inc. from 2007 to present. From 2012 to present, he has been a Founder and Managing Partner of Angelic Ventures LP, a family office investing in early-stage technology companies with a principal address of 845 3rd Avenue, 4th Floor, New York, NY 10022. He has served as a Director of Morgan Stanley from 2013 to present, and of Publicis Groupe from 2016 to present.

Risa J. Lavizzo-Mourey*	Risa J. Lavizzo-Mourey has served as a Director of Merck & Co., Inc. from 2020 to present. She has served as President Emerita, from 2017 to present, and as President and Chief Executive Officer, from 2003 to 2017, of Robert Wood Johnson Foundation, a healthcare-focused philanthropic organization, with a principal address of 50 College Road East, Princeton, NJ 08540.

Stephen L. Mayo*	Stephen L. Mayo has served as a Director of Merck & Co., Inc. from 2021 to present. From 2007 to present, he has served as the Bren Professor of Biology and Chemistry at the California Institute of Technology, with a principal address of 1200 East California Boulevard, Pasadena, California 91125, where he has held a number of other roles, including Chair of the Division of Biology & Biological Engineering and Vice Provost.

Paul B. Rothman*	Paul D. Rothman has served as a Director of Merck & Co., Inc. from 2015 to present. He has held the positions of Dean of the Medical Faculty and Vice President for Medicine of Johns Hopkins University from 2012 to present. From 2012 to present, he has also been the Chief Executive Officer of Johns Hopkins Medicine.

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Name	Current Principal Occupation or Employment and 5-Year Employment History
Patricia F. Russo*	Patricia F. Russo served as a Director of Schering-Plough Corporation from 1995 until 2009 when the company became Merck & Co., Inc. and has continued to serve as a Director of Merck & Co., Inc. from 2009 to present. From 2015 to present, she has held the position of Non-executive Chairman of Hewlett Packard Enterprise Company, a technology company with a principal address of 6280 America Center Drive, San Jose, California 95002. She has served as a Director of General Motors Company from 2009 to present, of Hewlett Packard Enterprise Company from 2015 to present, and of KKR Management Inc. from 2011 to present.

Christine E. Seidman*	Christine E. Seidman has served as a Director of Merck & Co., Inc. from 2020 to present. She has been the Thomas W. Smith Professor of Medicine and Genetics at Harvard Medical School/Brigham and Women’s Hospital, with a principal address of 75 Francis Street, Boston, MA, from 2005 to present.

Inge G. Thulin*	Inge G. Thulin has served as a Director of Merck & Co., Inc. from 2018 to present. He was the Executive Chairman of 3M Company, a global technology company with a principal address of 3M Corporate Headquarters, 3M Center St. Paul, MN 55144, from 2018 to 2019. He was previously the Chairman, President and Chief Executive Officer of 3M Company from 2012 to 2018 and a Director of 3M Company from 2012 to 2019. He has served as a Director of Chevron Corporation from 2015 to present.

Kathy J. Warden*	Kathy J. Warden has served as a Director of Merck & Co., Inc. from 2020 to present. She has been the Chairman, Chief Executive Officer and President of Northrop Grumman Corporation, an aerospace and defense technology company, with a principal address of 2980 Fairview Park Drive, Falls Church, VA 22042, from 2019 to present. She has served in various other positions at Northrop Grumman Corporation, including as President and Chief Operating Officer in 2018 and as Corporate Vice President and President, Mission System Section from 2016 to 2017.

Peter C. Wendell*	Peter C. Wendell has served as a Director of Merck & Co., Inc. from 2003 to present. From 1982 to present, he has been a Managing Director of Sierra Ventures, a technology-oriented venture capital firm with a principal address of 1400 Fashion Island Boulevard, Suite 1010, San Mateo, CA 94404. He has also been on the faculty of the Stanford University Graduate School of Business from 1991 to present.

Sanat Chattopahyay	Sanat Chattopahyay has served as Executive Vice President and President, Merck Manufacturing Division of Merck & Co., Inc. from 2016 to present.

Frank Clyburn	Frank Clyburn has served as Executive Vice President and President of Human Health at Merck & Co., Inc. from 2018 to present. Prior to that, he was Chief Commercial Officer and President, Global Oncology and Market Access, at Merck & Co., Inc.

Richard R. Deluca, Jr.	Richard R. Deluca, Jr. has served as Executive Vice President and President, Merck Animal Health, Merck & Co., Inc. from 2011 to present.

Cristal N. Downing	Cristal N. Downing has served as Executive Vice President and Chief Communications & Public Affairs Officer of Merck & Co., Inc. since 2021. Prior to that, she served as Vice President and as Senior Director at Johnson & Johnson, with a principal address of One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, from 2014 to 2021.

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Name	Current Principal Occupation or Employment and 5-Year Employment History
Julie L. Gerberding	Julie L. Gerberding has served as Chief Patient Officer and Executive Vice President, Population Health & Sustainability since 2021 and previously served as Executive Vice President, Strategic Communications, Global Public Policy and Population Health, Merck & Co., Inc. from 2014 to present.

Michael A. Klobuchar	Michael A. Klobuchar has served as Executive Vice President and Chief Strategy Officer of Merck & Co., Inc. from 2021 to present, and previously served as Senior Vice President, Merck Research Laboratories Finance and Global Project and Alliance Management, and Senior Vice President, Corporate Strategy and Financial Planning, and President, Merck Global Health Innovation Fund.

Dean Y. Li	Dean Y. Li has served as Executive Vice President and President of Merck Research Laboratories since 2021. He also served as Senior Vice President and Vice President in the Translational Medicine and Discovery functions at Merck & Co., Inc. from 2017 to 2021, and, prior to joining Merck, served as the H.A. & Edna Benning Professor of Medicine and Cardiology, chief scientific officer, associate vice president and vice dean at the University of Utah Health System, with a principal address of 50 North Medical Drive, Salt Lake City, Utah 84132.

Caroline Litchfield	Caroline Litchfield has served as Executive Vice President and Chief Financial Officer of Merck & Co., Inc. from 2021 to present. She previously served as Senior Vice President, Treasurer and Director of Parent from 2019 to 2021. Prior to that, she served as the Senior Vice President, Finance for GHH of Merck & Co., Inc. from 2014 to 2018.

Steven C. Mizell	Steven C. Mizell has served as Executive Vice President and Chief Human Resources Officer of Merck & Co., Inc. from 2018 to present. From 2004 to 2018, he was Executive Vice President and Chief Human Resources Officer of Monsanto Company, an agrochemical and agricultural biotechnology corporation now owned by Bayer AG, with a principal address of 800 N. Lindbergh Blvd., St. Louis, MO 63141.

Dave Williams	Dave Williams has served as Chief Information and Digital Officer of Merck & Co., Inc. from 2019 to present. Prior to that, he served as Vice President and Chief Information Officer of Merck Animal Health from 2017 to 2019, and as Associate Vice President and Chief Information Officer of Merck Animal Health from 2012 to 2017.

Jennifer L. Zachary	Jennifer L. Zachary has served as the Executive Vice President and General Counsel of Merck & Co., Inc. from 2018 to present. She was previously a Partner at Covington & Burling LLP, a law firm with a principal address of One CityCenter, 850 10th Street NW, Washington D.C. 20001, from 2013 to 2018.

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The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by express mail or other expedited mail service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833